UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 11, 2014

ANSYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20853	04-3219960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

275 Technology Drive, Canonsburg, PA	15317
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (724) 746-3304

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)

On July 11, 2014, ANSYS, Inc. (the “Company”) entered into a resignation agreement with Joseph C. Fairbanks, Jr., pursuant to which Mr. Fairbanks, as previously announced, resigned as the Company’s Vice President, Worldwide Sales & Support effective as of July 11, 2014. The resignation agreement provides for, among other things, (i) a cash separation payment equal to approximately $180,930, (ii) bonus payments for the first and second quarters of 2014 as determined in accordance with the Company’s annual incentive compensation plan, as well as an additional bonus payment in the amount of $87,500, (iii) a general release of claims by Mr. Fairbanks in favor of the Company and (iv) the termination of all of Mr. Fairbanks’ outstanding unvested stock options and other equity awards.

The foregoing summary of the resignation agreement and its terms is qualified in its entirety by reference to the resignation agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference. The Company also issued a press release on July 14, 2014 announcing Mr. Fairbank’s resignation and the appointment of Robert Kocis as his successor.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Resignation Agreement by and between the Company and Joseph C. Fairbanks, Jr., dated July 11, 2014.

99.1	Press Release of ANSYS, Inc. dated July 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANSYS, INC.

Date: July 14, 2014	By:	/s/ Sheila S. DiNardo
Sheila S. DiNardo – Vice President, General Counsel & Secretary